INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Rodman & Renshaw Capital Group, Inc. on Form S-3 of our report dated March 14, 2008, with respect to our audit of the consolidated statement of financial condition as of December 31, 2007 and the consolidated statements of operations, changes in stockholders’ equity and comprehensive income and cash flows of Rodman & Renshaw Capital Group, Inc. and Subsidiaries for the years ended December 31, 2007 and 2006 appearing in the Annual Report on Form 10-K of Rodman & Renshaw Capital Group, Inc. for the year ended December 31, 2008. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP
New York, New York
October 21, 2009